Exhibit 4.30
EXCLUSIVE CONSULTING AND SERVICES AGREEMENT
This Exclusive Consulting & Services Agreement (hereinafter referred to as “this Agreement”) is entered into by and between the following two parties in Shanghai on January 1, 2007.
PARTY A: SHANGHAI LINKTONE CONSULTING CO., LTD.
Address: 12/F, Cross Tower, No. 389, Fuzhou Road
Zip Code: 200001
PARTY B: SHANGHAI WEILAN COMPUTER CO., LTD.
Address: No. 558, Da-Zhi Road West, Ma-Lu Town, Jia Ding District, Shanghai
WHEREAS:
(1) Party A is a wholly foreign owned company incorporated in the People’s Republic of China, and has the capabilities to provide consulting and services;
(2) Party B is a local entity incorporated in the People’s Republic of China, and has been approved by Shanghai Municipal Communications Administration to provide information services (exclusive of Internet information service and telephone information service);
(3) Party A agrees to provide Party B with back office consulting and services; and Party B agrees to accept the consulting and services provided by Party A;
The two parties, through negotiations, have agreed on the following terms:
1. CONSULTING AND SERVICES: SOLE AND EXCLUSIVE RIGHTS AND INTERESTS
1.1 During the tenure of this agreement, Party A will provide Party B with sole and exclusive back office consulting and services.
1.2 Party B agrees to accept the consulting and services provided by Party A; and further agrees that according to the terms of this Agreement, Party B shall not be able to accept back office consulting and services from any other third party, unless Party A agrees in writing in advance.

2. PARTY A PROVIDES PARTY B WITH THE FOLLOWING CONSULTING AND SERVICES:
2.1 Party A provides Party B with legal, finance and administrative consulting and services.
2.1.1 The Legal Affairs Department of Party A will provide Party B with legal services, assist Party B in handling all legal matters, including but not limited to litigation and non-litigation matters.
2.1.2 The Finance Department of Party A will provide Party B with financial and accounting services; assist Party B in handling all finance and related matters, including but not limited to taxation and accounting related matters.
2.1.3 The Administration Department of Party A will provide Party B with Office administrative and logistic services, to ensure Party B is able to conduct its business normally.
3. CHARGE AND PAYMENT ARRANGEMENTS:
3.1 As Party A provides Party B with consulting and services based on the terms of this Agreement, Party B shall pay consulting and service fee to Party A.
3.2 Party A charges services fees based on actual cost incurred in rendering its services to Party B plus 9%. Party B should pay the fees to Party A within 2 months upon receipt of the service invoice from Party A.
3.3 Payment method: Party B shall pay the full charge to Party A in Renminbi via bank transfer into the following account:
Bank:
Address:
Account number:
4. REPRESENTATIONS AND WARRANTIES:
4.1 Party A hereby represents and warrants as follows:
4.1.1 Party A is a company duly incorporated and validly existing under the laws of PRC.
4.1.2 The execution and performance by Party A of this Agreement are within its corporate power and business scope; have been duly authorized by all necessary corporate action and the consent and approval from necessary third parties and governmental departments have been obtained; and do not contravene any law or contractual restriction binding on or affecting it.

4.1.3 Upon execution, this Agreement is the legal, valid and binding obligation of Party A, enforceable against the Party in accordance with its terms.
4.2 Party B hereby declares and undertakes as follows:
4.2.1 Party B is a company duly incorporated and validly existing under the laws of the People’s Republic of China and approved by the relevant governmental departments of the People’s Republic of China to engage in the operation of information service business(excluding the businesses of internet information service and telephone information service).
4.2.2 The execution and performance by Party B of this Agreement are within its corporate power and business scope; have been duly authorized by all necessary corporate action and the consent and approval from necessary third parties and governmental departments have been obtained; and do not contravene any law or contractual restriction binding on or affecting it.
4.2.3 Upon execution, this Agreement is the legal, valid and binding obligation of Party B, enforceable against the Party in accordance with its terms.
5. CONFIDENTIALITY
5.1 Party B shall keep in strict confidence all the confidential materials and information of the Party A which are known to or accessible by Party B in connection with its acceptance of services from Party A. Upon the termination of this Agreement, the Party B shall also, at the request of Party A, return all documents, information or software containing any confidential Information, or destroy them on its own and delete confidential Information from all its memory devices, and shall not continue to use such confidential information.
5.2 The Parties agree that Clause 4.2.1 will continue to have effect regardless of any change, discharge or termination of this Agreement.
6. COMPENSATION
Party B shall compensate Party A for any loss, damage, obligation or charge caused by any litigation, claim for compensation or any other request lodged or charged against Party A that have arisen or have been incurred for reason of the consulting and services requested by Party B, and exempt Party A from any loss or damage thus incurred.

7. EFFECTIVENESS AND TERM OF THIS AGREEMENT
7.1 This Agreement shall go into effect upon the date of execution by the authorized representatives of the two parties, and expire on December 31, 2008.
7.2 The term of this Agreement may be extended once Party A confirms the extended period in writing prior to the expiration of this Agreement. In the case of extending the term of this Agreement, the parties will negotiate on a new expiry date.
8. AMENDMENTS AND TERMINATION OF THIS AGREEMENT
8.1 This Agreement shall be terminated upon the date of expiration, unless it is renewed pursuant to relevant clauses under this Agreement.
8.2 Within the term of this Agreement, Party B shall not be able to terminate this Agreement ahead of schedule, unless Party A has been severely negligent, fraudulent or committed other illegal action or Party A becomes insolvent. Despite of the above agreements, Party A shall have the power to terminate this Agreement at any time by means of notifying Party B in writing by 30 days in advance.
8.3 After this Agreement is terminated, the rights and obligations of the two parties under Clause 4 and Clause 5 will still remain effective.
8.4 Either party that directly or indirectly violates any clause in this agreement (including but not limited to violation of its obligations described under Clause 2 or Clause 3 under this Agreement) and if the defaulting party is not able to rectify its breach of agreement within 30 days after receiving the above notice from the abiding party for its breach of agreement, the abiding party shall be entitled to terminate this agreement unilaterally in advance by a written notice provided that such termination will not have any prejudice to any right or relief to which the party who demands for termination of this Agreement is entitled under the law or otherwise.
9. FORCE MAJEURE
9.1 “Force Majeure” means any event that is unpredictable at the time of the execution of this Agreement, its occurrence and consequence of which cannot be avoided or overcome, and that will occur after the execution of this Agreement which hinders the full or partial performance of this Agreement by a party. Such events shall include earthquakes, typhoons, floods, fire, war, any interruption of transportation service in or out of the People’s Republic of China, any acts that are prohibited by government or public authorities or similar acts, epidemic and any other events which are unpredictable or cannot be avoided or overcome, including any Force Majeure events that are generally recognized under international commercial practice.

9.2 In the case of any occurrence of Force Majeure event, a party shall suspend the performance of its obligations hereunder so affected during the period of delay caused by such Force Majeure event, and shall automatically extend the time of performance of such obligations to the extent that such extension be the same length as the time of suspension. In addition, either party shall not be liable to pay any penalty or compensation in respect thereof.
9.3 The party who claims for Force Majeure shall notify the other party in writing of the occurrence of the same and its duration within days after such occurrence. It shall also use all its reasonable efforts to terminate such Force Majeure.
9.4 The Parties shall, upon the occurrence of the Force Majeure event, immediately look for a fair solution through mutual consultation and use all their reasonable efforts to mitigate any consequences arising from such Force Majeure.
10. NOTIFICATION
10. Notice
10.1 Any party hereto shall be under an obligation to notify the other party in writing in an efficient manner within a reasonable time of any event which would possibly result in disputes with or affect the performance of this Agreement.
10.2 In this Agreement, a notice shall be effectively confirmed by way of registered mail, express courier or personal delivery.
10.3 Any written notice to be delivered by registered mail, express courier or personal delivery shall be deemed to have been received when the delivery is confirmed by signature, or on the seventh day of receipt of such notice. If former date comes earlier than the latter date, the former shall prevail and vice versa. Notices shall be sent to the respective address of the Parties as follows:
Party A’s address: 12/F, Cross Tower, No. 389, Fuzhou Road, Zip Code: 200001
Party B’s address: No. 558, Da-Zhi Road West, Ma-Lu Town, Jia Ding District, Shanghai
Either party that needs to change its address stated above shall notify the other party in writing.

11. DISPUTE RESOLUTION
11.1 All disputes between the Parties in connection with the performance of this Agreement shall be first resolved through friendly consultation. If no settlement can be reached through friendly consultation, the dispute shall be resolved by litigation or any means other than litigation.
11.2 In the event that any disputes between the Parties cannot be resolved through friendly consultation, either party may institute an action to the People’s Court where the Licensor is located.
11.3 Except for any matters of this Agreement that are in dispute, the other parts of this Agreement shall continue to perform in accordance herewith when the litigation is taken place.
12. APPLICABLE LAW
This Agreement shall be governed and construed in accordance with the Laws of the People’s Republic of China.
13. GENERAL PROVISIONS
13.1 Waiver by any Party hereto of a breach or non-performance of any provision on the part of the other party, or the non-performance of any provision or inability to exercise any right under this Agreement by any Party on one or more occasions shall not constitute an amendment to any rights under this Agreement, nor as a waiver of any subsequent breach or non-performance of any such provisions or rights under this Agreement.
13.2 The invalidity of any provision of this Agreement shall not affect the validity of any other provisions hereof. If any provision of this Agreement is invalid, it shall be deemed to be replaced by such provision which will not be considered invalid and will be close to the original intent of the Parties as nearly as possible.

13.3 Without the written consent of Party A, Party B shall not transfer, lease, pledge or sub-license to any third parties this Agreement nor any rights and obligations granted to Party B by Party A hereunder. In addition, Party B shall not transfer in any other manner the economic interests given to it or any part of its rights hereunder to third parties.
13.4 This Agreement and its attachments constitute the entire agreement between the Parties hereto with respect to the subject matter hereof. In the event that there are any conflicts between this Agreement and all prior understandings, representations, arrangements, undertakings or agreements between the Parties hereto, both oral and written, this Agreement shall prevail and supersede all understandings, representations, arrangements, undertakings and agreements, both written and oral, which are in conflict with this Agreement.
13.5 Headings of this Agreement are inserted for convenience only and shall not be used as an interpretation of any provision of this Agreement nor shall it be constituted as restrictions on this Agreement.
14 Supplementary Provisions
14.1 This Agreement is executed in two original copies and each Party shall keep one.
14.2 All documents and agreements executed by the Parties in connection with consulting and services shall constitute attachments hereto. They shall be the integral part of this Agreement and have the same legal effect hereof.
14.3 This Agreement may be amended, revised or supplemented subject to an unanimous agreement of the Parties through consultation, and shall become effective after it is signed and sealed by the duly authorized representatives of the Parties.
14.4 Any matter which is not covered by this Agreement shall be handled in accordance with the Contract Law of the People’s Republic of China and relevant laws.
Party A: SHANGHAI LINKTONE CONSULTING CO., LTD.
Authorized representative: Sealed
Date:
Party B: SHANGHAI WEILAN COMPUTER CO., LTD.
Authorized representative: Sealed
Date:

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